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                                                                    EXHIBIT 99.2


                                 PROMISSORY NOTE

$3,000,000.00                                                   January 29, 2003

        FOR VALUE RECEIVED, HANDSPRING FACILITY COMPANY, LLC, a Delaware limited liability company ("Maker"), promises to pay to the order of M-F DOWNTOWN SUNNYVALE, LLC, a Delaware limited liability company ("Payee"), the principal amount of THREE MILLION DOLLARS ($3,000,000), with interest thereon at the rate of six percent (6%) per annum (the "Interest Rate").

        Principal and interest shall be payable in equal monthly installments (each, a "Monthly Installment") in the amount of Fifty-Seven Thousand Nine Hundred Ninety-Eight Dollars ($57,998) on the first day of each calendar month for a period of sixty (60) consecutive calendar months, commencing on February 1, 2003. Maker shall be permitted to offset from any Monthly Installment the following sums to the extent (and only to the extent) any such sum has not been fully offset pursuant to the provisions of Paragraph 3(e) of that certain Amended and Restated Lease Agreement (Building 3) between Maker and Payee of even date herewith: (i) the amount of the fee paid to the Independent Manager of Maker (as such term is defined in Maker's Operating Agreement) for his services pursuant to Section 15.8 of Maker's Operating Agreement, together with any fees or costs (including attorneys fees and costs) which are payable, or reimbursable, to such Independent Manager in connection with such services, but excluding any attorneys fees and/or other costs and expenses related to any dispute between Maker (or parties claiming through Maker) and the Independent Manager; and (ii) the amount of any franchise tax, filings fee, registered agent fee, or any similar fee or tax that is paid by Maker, to maintain its existence in good standing in the State of California and the State of Delaware, provided, however, that no offset shall be permitted for any tax or fee arising from income to Maker or its member(s). Upon exercising the foregoing offset rights, Maker shall provide written notice to Payee reasonably detailing the amount of the offset accompanied by reasonable proof that such fee or tax was paid by Maker and was properly offset pursuant to this provision.

        Failure by Maker to pay any Monthly Installment within ten (10) days of notice from Payee of a failure by Maker to have paid such Monthly Installment when due shall constitute an event of default under this Note. Upon the occurrence of an event of default under this Note, the entire amount of principal then outstanding under this Note shall immediately become due and payable in its entirety and without demand or notice, and interest shall thereafter accrue on the outstanding principal balance of this Note at the rate of ten percent (10%) per annum from the due date of said Monthly Installment until the date of payment to Payee.

        If Maker shall fail to pay any principal or interest hereunder when due, Maker shall be obligated to pay Payee for all costs and expenses of collection, including, without limitation, Payee's attorney's fees.


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        All notices to Maker shall be effective only if rendered or given in writing, sent by certified mail, return receipt requested, reputable overnight carrier, delivered personally, or transmitted by facsimile with a hard copy sent within one business day thereafter by any of the foregoing means (provided that the facsimile copy will determined the date on which such notice is "received") addressed to Maker c/o Handspring, Inc., 189 Bernardo Avenue, Mountain View, CA 94043-5203, Attention: David Pine, Facsimile: (650) 230-5477. Such notice shall be deemed to have been rendered or given on the date the return receipt indicates delivery of or refusal of delivery if sent by certified mail, the day upon which recipient accepts and signs for delivery from a reputable overnight carrier, or on the date a reputable overnight carrier indicates refusal of delivery, or upon the date personal delivery is made, or upon the date on which the notifying party receives electronic confirmation of facsimile delivery.

        Presentment, demand, protest, notices of protest and dishonor of this Note and all notices of every kind except for the demand referred to above, are hereby waived.

        The principal balance of this Note may be prepaid, in whole or in part, at any time without penalty.

        This Note and all provisions hereof shall be binding upon Maker and all persons claiming under or through Maker, and shall inure to the benefit of Payee, together with its successors and assigns, including each owner and holder from time to time of this Note.

        Maker and Payee (by its acceptance hereof), to the fullest extent that they may lawfully do so, hereby waive any right to a trial by jury in any action or proceeding to enforce or defend any right under this Note or any indebtedness document or relating thereto or arising from the lending relationship which is the subject of this guaranty, including without limitation any tort action, and agree that any such action or proceeding shall be tried before a court and not before a jury. Maker further acknowledges that (i) it has read and understands the meaning and ramifications of this waiver, and (ii) this waiver is a material inducement for Payee to consummate the transaction giving rise to this Note. Maker hereby agrees that this agreement constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631. Maker does hereby constitute and appoint Payee its true and lawful attorney-in-fact, which appointment is coupled with an interest, and Maker does hereby authorize and empower Payee, in the name, place and stead of Maker, to file this agreement with the clerk or judge of any court of competent jurisdiction as a statutory written consent to waiver of trial by jury.


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        This Note has been executed and delivered by Maker in the State of
California and is to be governed by and construed in accordance with the laws of the State of California. In any action brought under or arising out of this Note, Maker hereby consents to the jurisdiction and venue of any court of competent jurisdiction within the State of California.

                               HANDSPRING FACILITY COMPANY, LLC., a Delaware limited liability company

                               By: Handspring, Inc., a Delaware corporation, its Managing Member


                                      By:    /s/ Donna Dubinsky
                                             ________________________
                                                 Donna Dubinsky
                                             ________________________
                                                 Its CEO
                                                 __________________


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